Exhibit 99.1

NEWS RELEASE	For additional information contact:
For Immediate Release	Stephen R. Theroux
Executive Vice President
603-863-0886

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES EARNINGS FOR THIRD QUARTER

Newport, New Hampshire – October 15, 2007– New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB) (the “Company” or “NHTB”), the holding company for Lake Sunapee Bank, fsb (the “Bank”), today reported consolidated net income for the nine months ended September 30, 2007 of $3,397,391, or $0.73 per share (assuming dilution) compared to $3,976,298, or $0.92 per share (assuming dilution) for the first nine months of 2006, a decrease of 14.56%. For the quarter ended September 30, 2007, net income totaled $1,292,827, or $.25 per share (assuming dilution) compared to $1,218,381, or $.28 per share (assuming dilution) for the same period in 2006, an increase of 6.11%. The Company’s returns on average assets and equity for the nine months ended September 30, 2007 were 0.65% and 9.15%, respectively, compared to 0.81% and 11.82%, respectively, for the same period in 2006. On June 1, 2007, NHTB completed its acquisition of First Brandon National Bank (“First Brandon”), and merged First Brandon with and into Lake Sunapee Bank, fsb.

The $578,907 decrease in net income for the nine months ended September 30, 2007 reflects an increase of $1,780,417 in noninterest expense, due in part to the opening of two new branch offices and the consummation of the First Brandon acquisition. The increase in noninterest expense was partially offset by increases in net interest and dividend income and noninterest income in the amount of $170,341 and $671,437, respectively. The $74,446 increase in net income for the quarter ended September 30, 2007 reflects an increase of $858,183 in net interest and dividend income, as well as an increase in noninterest income in the amount of $228,072. Positive results from the First Brandon acquisition contributed to these increases. An increase in noninterest expense in the amount of $987,050, due in part to the First Brandon acquisition, partially offset the above gains. The Bank’s interest rate margin decreased to 3.04% at September 30, 2007, from 3.18% at September 30, 2006. Total loan production for the nine months ended September 30, 2007 amounted to $149,542,811, compared to $147,526,406 for the nine months ended September 30, 2006

Total assets amounted to $760,737,584 at September 30, 2007, compared to $671,359,971 at September 30, 2006, an increase of $89,377,613, including approximately $104 million from the First Brandon acquisition. Loans held in portfolio increased by $77,464,535, or 15.67%, including approximately $67 million from the First Brandon acquisition, to $571,796,317 at September 30, 2007, from $494,331,782 at September 30, 2006. Total deposits increased by $118,370,436, or 25.67%, including approximately $89.8 million from the First Brandon acquisition, to $579,527,050 at September 30, 2007 from $461,156,614 at September 30, 2006. Advances from the Federal Home Loan Bank (FHLB) decreased by $44,895,651 from September 30, 2006, to $75,104,349 at September 30, 2007, as the Bank utilized the proceeds from deposit inflows to fund maturing FHLB advances as part of a de-leveraging strategy.

Shareholders’ equity of $61,676,085, including approximately $15 million from the First Brandon acquisition, resulted in a book value of $12.39 per share at September 30, 2007, based on 4,979,561 shares of common stock outstanding, an increase of $0.80, per share, or 6.90%, from a year ago. As previously announced, a regular quarterly dividend in the amount of $.13 per share is payable on October 31, 2007 to shareholders of record as of October 24, 2007.

As previously announced, on October 1, 2007 NHTB completed its acquisition of First Community Bank (“First Community”), expanding NHTB’s presence in Vermont. The acquisition of First Community creates a combined company with approximately $844.1 million in assets with 29 branches in New Hampshire and Vermont.

NHTB is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through twenty nine offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire, and central Vermont.

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended		Nine Months Ended
	9/30/07	9/30/06	9/30/07	9/30/06
Interest and Dividend Income	$10,309,963	$8,754,838	$28,294,559	$24,937,589
Interest Expense	4,962,555	4,265,613	13,932,419	10,745,790
Net Interest and Dividend Income	5,347,408	4,489,225	14,362,140	14,191,799
Provision for Loan Losses	60,000	51,000	105,000	159,776
Noninterest Income	1,769,073	1,541,001	4,934,708	4,263,271
Noninterest Expense	5,106,701	4,119,651	14,112,271	12,331,854
Net Income	1,292,827	1,218,381	3,397,391	3,976,298
Earnings Per Common Share, basic (1)	$0.26	$0.29	$0.75	$0.94
Earnings Per Common Share, assuming dilution (1)	$0.25	$0.28	$0.73	$0.92
Dividends Declared (1)	$0.13	$0.13	$0.39	$0.38

	As of 9/30/07	As of 9/30/06
Total Assets	$760,737,584	$671,359,971
Loans receivable, net	571,796,317	494,331,782
Securities	96,292,049	107,907,115
Total Deposits	579,527,050	461,156,614
Federal Home Loan Bank Advances	75,104,349	120,000,000
Subordinated Debentures	20,620,000	20,620,000
Shareholders’ Equity	61,676,085	48,567,237
Book Value of Shares Outstanding	12.39	11.59
Tier I Core Capital to Assets	7.66%	8.29%
Shares Outstanding	4,979,561	4,191,080
Return on Average Assets	0.65%	0.81%
Return on Average Equity	9.15%	11.82%
Non-performing Assets as a % of Total Assets	0.50%	0.08%

(1)	Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.

Statements included in this discussion and in future filings by the Company with the Securities and Exchange Commission, in the Company’s press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect the Company’s actual results, and could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) the Company’s loan portfolio includes loans with a higher risk of loss; (2) if the Company’s allowance for loan losses is not sufficient to cover actual loan losses, earnings could decrease; (3) changes in interest rates could adversely affect the Company’s results of operations and financial condition; the local economy may affect future growth possibilities; (4) the Company depends on its executive officers and key personnel to continue the implementation of its long-term business strategy and could be harmed by the loss of their services; (5) the Company operates in a highly regulated environment, and changes in laws and regulations to which it is subject may adversely affect its results of operations; (6) competition in the Bank’s primary market area may reduce its ability to attract and retain deposits and originate loans; (7) if the Company fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report financial results or prevent fraud, and, as a result, investors and depositors could lose confidence in the Company’s financial reporting, which could adversely affect its business, the trading price of its stock and its ability to attract additional deposits; (8) the Company’s Certificate of Incorporation and bylaws may prevent a transaction you may favor or limit growth opportunities, which could cause the market price of the Company’s common stock to decline; (9) the Company may not be able to pay dividends in the future in accordance with past practice; (10) The Company may fail to successfully integrate the business of First Brandon and First Community, or to integrate them in a timely manner; (11) The Company may fail to achieve anticipated cost savings, or to achieve savings in a timely manner; (12) costs, customer loss and business disruption in connection with the acquisition or the integration of our companies may be greater than expected. The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.